Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES FIRST QUARTER FISCAL YEAR 2004 OPERATING

RESULTS

Uncasville, Connecticut, January 30, 2004 – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, announced today its operating results for the quarter ended December 31, 2003.

Results for the quarter ended December 31, 2003 were as follows:

•	Record gaming revenues of $274.1 million, a 7.3% increase over the corresponding period in the prior year

•	Gross slot revenues of $201.1 million, a 9.4% increase over the corresponding period in the prior year, exceeding the State of Connecticut slot revenue market growth rate of 5.8%

•	Table games revenues of $76.2 million, a 7.1% increase over the corresponding period in the prior year

•	Non-gaming revenues of $60.5 million, a 9.5% increase over the corresponding period in the prior year

•	Income from operations of $52.5 million, a 10.4% increase over the corresponding period in the prior year

•	Net income of $26.1 million, a 28.9% increase over the corresponding period in the prior year

•	Adjusted EBITDA, a non-GAAP measure more fully described below, of $76.0 million, a 7.6% increase over the corresponding period in the prior year

First Quarter Operating Results

Net revenues for the quarter ended December 31, 2003 increased by $23.0 million, or 8.1%, to $306.0 million from $283.0 million for the same period in the prior year. This increase is due to the continued growth in both gaming and non-gaming revenues of the Authority, which is partially the result of a 5.8% increase in casino patronage over the same period in the prior year.

William J. Velardo, President and Chief Executive Officer, stated, “I am pleased with our first quarter results and the efforts of our over 9,500 dedicated employees. Our first quarter results were impacted slightly by the adverse December weather and higher than anticipated employee medical insurance costs. We will continue to work with the MTGA Management Board during the remainder of fiscal year 2004 to focus on cost containment initiatives, as well as guest enhancement opportunities.”

Gaming revenues for the quarter ended December 31, 2003 increased by $18.7 million, or 7.3%, to $274.1 million from $255.4 million for the same period in the prior year. This increase is due primarily to growth in slot revenues.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended December 31, 2003 increased by $17.3 million to $201.1 million from $183.8 million for the same period in the prior year. Mohegan Sun exceeded the Connecticut slot revenue market growth for the quarter ended December 31, 2003, as the Authority experienced an increase in gross slot revenues of 9.4% over the same period in the prior year. The State of Connecticut reported slot revenues of $387.1 million and $365.9 million for the quarters ended December 31, 2003 and 2002, respectively, representing an increase of 5.8%. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarter ended December 31, 2003 was 8.2% compared to 7.8% for the same period in the prior year. Slot handle for the quarter ended December 31, 2003 increased by $117.0 million, or 5.0%, to $2.46 billion from $2.34 billion for the same period the prior year. Gross slot win per unit per day was $356 and $322 for the quarters ending December 31, 2003 and 2002, respectively.

Table games revenues for the quarter ended December 31, 2003 increased by $5.1 million, or 7.1%, to $76.2 million from $71.1 million for the same period in the prior year. Table games hold percentage, or table games revenues divided by table games drop, was 15.7% for the quarter ended December 31, 2003 compared to 16.2% for the same period in the prior year. Table games revenue per unit per day was $3,060 and $3,023 for the quarters ending December 31, 2003 and 2002, respectively.

Non-gaming revenues for the quarter ended December 31, 2003 increased by $5.3 million, or 9.5% to $60.5 million from $55.2 million for the same period in the prior year. Retail, entertainment and other revenues increased by $4.3 million, or 20.8%, to $25.0 million for the quarter ended December 31, 2003 from $20.7 million for the same period in the prior year. Hotel revenues increased $241,000, or 1.9%, to $13.0 million in the quarter ended December 31, 2003 from $12.7 million in the same period of the prior year. The average daily room rate, or ADR, was $133 with an occupancy rate of 86% for the quarter ended December 31, 2003 compared to an ADR of $161 and an occupancy rate of 70% for the same period in the prior year. Revenue per Available Room, or REVPAR, was $114 for the quarter ended December 31, 2003 compared to $113 for the same period in the prior year. The non-gaming revenue growth is attributable, in part, to an increase in business volume achieved within the Mohegan Sun operated food and beverage and retail outlets.

“There is little doubt that the results of this quarter show the amazing impact of our non-gaming amenities. The Mohegan Sun Arena hosted a broad spectrum of incredible talent, with artists as diverse as Shania Twain, David Bowie, Bette Midler, Tim McGraw and Simon and Garfunkel to

name only a few, playing to sold out audiences,” said Mitchell Etess, Executive Vice President of Marketing. “In addition, the Shops at Mohegan Sun combined with numerous holiday entertainment programs created a tremendous amount of patron activity during the holiday period.”

Income from operations for the quarter ended December 31, 2003 increased by $4.9 million, or 10.4%, to $52.5 million from $47.6 million for the quarter ended December 31, 2002. The increase is principally attributable to the increase in net revenues, offset substantially by increases in gaming expenses and advertising, general and administrative expenses.

Net income for the quarter ended December 31, 2003 increased by $5.8 million, or 28.9%, to $26.1 million from $20.3 million for the same period in the prior year. The increase in net income is primarily due to the increase in income from operations, and a decrease of $913,000 in accretion of discount to the relinquishment liability from $8.4 million for the quarter ended December 31, 2002 to $7.5 million for the quarter ended December 31, 2003. Interest expense totaled $19.0 million for the quarter ended December 31, 2003 compared to $18.9 million for the same period in the prior year. The weighted average interest rate was 6.8% for the quarter ended December 31, 2003 compared to 6.6% for the same period in the prior year.

“The operating results of the first quarter are tremendous, but the next phase in our evolution is to focus on customer service and continue to enhance our guests’ experience,” said Jeff E. Hartmann, Executive Vice President, Finance and Chief Financial Officer. “We have always been pleased with the level of service provided by our incredible team, but we must continue to develop our customer service processes and programs which we believe will be the driver of our long-term success.”

Adjusted EBITDA

Adjusted EBITDA for the quarter ended December 31, 2003 increased by $5.4 million, or 7.6%, to $76.0 million compared to $70.6 million for the same period in the prior year. Mohegan Sun achieved a 24.8% Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) for the quarter ended December 31, 2003 compared to a 25.0% Adjusted EBITDA margin for the same period in the prior year. The slight decline in the Adjusted EBITDA margin was attributable partially to a negative impact on business operations from adverse weather conditions in December 2003, as well as higher employee medical insurance costs, holiday promotional costs and entertainment costs inherent with the production of larger-scale arena events, offset by higher slot hold percentage and gaming labor efficiencies in the quarter ended December 31, 2003.

Commenting on the first quarter results, Mark F. Brown, Chairman of the MTGA Management Board said, “The first quarter results reflect the benefits of the Mohegan Tribe’s long-term strategy in developing Mohegan Sun as a complete entertainment destination. I am extremely pleased with the efforts of our Management team and our over 9,500 dedicated employees who deliver superior customer service every day.”

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in our industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority has historically evaluated its operating performance with the non-GAAP measure Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to the Relinquishment Agreement and other non-operating income and expense.

Adjusted EBITDA provides an additional way to view our operations that, when viewed with both our GAAP results and the reconciliation to net income, the Authority believes it provides a more complete understanding of our business than could be obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the gaming industry because Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of gaming companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and also as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other gaming companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the accretion of relinquishment liability discount as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of our results. We compensate for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, the accretion of relinquishment liability discount and other items excluded in the calculation of Adjusted EBITDA both in our reconciliation to the GAAP financial measure of net income and in our consolidated financial statements, all of which should be considered when evaluating our results. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure. A reconciliation of Adjusted EBITDA to net income is included in the selected financial information that accompanies this press release.

Liquidity, Capital Resources and Capital Spending

As of December 31, 2003, the Authority held cash and cash equivalents of $96.1 million, an increase of $22.8 million from $73.3 million as of September 30, 2003.

The Authority’s bank credit facility is comprised of a revolving loan of up to $291.0 million and a $100.0 million term loan, both of which mature on March 31, 2008. The Authority may, at its option, seek to increase the size of the bank credit facility to an amount not to exceed $500.0 million. As of December 31, 2003, $157.0 million was outstanding under the bank credit facility, which consists of the $100.0 million term loan and $57.0 million under the revolving loan. The Authority had approximately $233.7 million available for borrowing under the bank credit facility as of December 31, 2003. Jeff E. Hartmann, Executive Vice President, Finance and Chief Financial Officer, stated, “We continue to focus on strengthening our balance sheet through debt reduction utilizing the significant cash flow from Mohegan Sun operations.”

On November 14, 2003, the Authority completed an exchange offer to the holders of its outstanding $330.0 million 6 3/8% senior subordinated notes due 2009 that were issued in July 2003. This transaction exchanged the outstanding notes for an equal amount of its new $330.0 million 6  3/8% senior subordinated notes due 2009. The new notes have the identical terms as the original notes, except the new notes are registered under the Securities Act of 1933, as amended, and are freely tradable.

In January 2004, the Authority used the remaining proceeds from its offering of $330.0 million 6  3/8% senior subordinated notes issued in July 2003 to redeem the outstanding $5.2 million principal amount remaining from its $300.0 million 8 ¾% senior subordinated notes tendered in June 2003. The notes were redeemed at a price of 104.375% per $1,000 principal amount redeemed, or $5.5 million in aggregate, including a premium of $229,000 and accrued interest of $19,000.

Capital expenditures totaled $11.9 million for the quarter ended December 31, 2003 versus $2.5 million for the same period in the prior year. The increase is primarily due to $5.0 million in renovations and equipment to add slot machines to gaming space formerly used for poker operations, as more fully discussed below. During the remainder of fiscal year 2004, the Authority expects to incur capital expenditures totaling $29.6 million.

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $16.1 million and $12.7 million for the quarters ended December 31, 2003 and 2002, respectively. Distributions to the Tribe are anticipated to total $65.0 million for fiscal year 2004.

Management believes that existing cash balances, financing arrangements and operating cash flow will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements and distributions to the Tribe for at least the next twelve months.

Certain amounts in the fiscal year 2003 consolidated financial statements have been reclassified to conform to the fiscal year 2004 presentation.

Other Business Developments

The Authority closed its poker operations in September 2003 to renovate the gaming space into a premium dollar slot lounge featuring 260 slot machines with ticket-in, ticket-out technology. The cost of renovating the existing poker room and acquiring the slot machines was approximately $5.0 million, which was financed with cash flow generated from operations. We believe that the addition of the ticket-in, ticket-out slot technology will create greater player satisfaction, increase operating efficiencies and enhance productivity. The Authority opened the premium dollar slot lounge to the public on November 20, 2003.

The Authority renovated gaming space currently used for keno operations in December 2003 and added 55 nickel slot machines. Keno operations are now located in the Winter and Summer entrances to the Casino of the Earth. The cost of renovating the keno gaming area and acquiring the slot machines was approximately $1.6 million, which was financed with cash flow generated from operations. These slot machines also feature ticket-in, ticket-out technology. The Authority opened the nickel slot lounge to the public on December 17, 2003.

In December 2003, the Authority removed 104 slot machines in the Casino of the Earth to add 14 table games. The cost of renovating the gaming space and acquiring the 14 table games is approximately $1.4 million and will be financed with cash flow generated from operations. The new table games opened on January 29, 2004.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its first quarter 2004 operating results on Friday, January 30, 2004 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

888-748-0596

(706) 643-0107(international)

Conference ID: 4776594

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mohegansun.com, in the “About Us/Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing at approximately 1:00 p.m. (Eastern Standard Time) on Friday, January 30, 2004. This replay will run through February 14, 2004.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 4776594

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About Mohegan Sun and the Authority

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization of expanded gaming in Connecticut, New York, Massachusetts, Maine and Rhode Island), changes in interest rates, dependence on existing management, leverage and debt service, regional, domestic or global economic conditions, changes in federal tax laws or the administration of such laws, changes in gaming laws or regulation and the availability of financing for development and operations. Additional information concerning potential factors that could affect the Authority’s financial results is included in the

Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	September 30, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$96,100	$73,264
Receivables, net	14,356	13,434
Due from Tribe	2,460	2,453
Inventories	14,778	13,822
Other current assets	19,535	15,379

Total current assets	147,229	118,352

Non-current assets:
Property and equipment, net	1,375,042	1,386,338
Trademark and other intangible assets, net	129,159	129,375
Other assets, net	22,908	24,446

Total assets	$1,674,338	$1,658,511

LIABILITIES AND CAPITAL
Current liabilities:
Current portion of long-term debt	$1,000	$1,000
Current portion of relinquishment liability	92,194	85,865
Trade payables	29,547	25,670
Accrued interest payable	29,977	22,323
Other current liabilities	90,854	86,642

Total current liabilities	243,572	221,500

Non-current liabilities:
Long-term debt, net of current portion	1,086,229	1,101,649
Relinquishment liability, net of current portion	412,163	419,699
Other long-term liabilities	21,056	14,558

Total liabilities	1,763,020	1,757,406

Commitments and contingencies

Capital:
Retained deficit	(88,563)	(98,592)
Accumulated other comprehensive loss	(119)	(303)

Total capital	(88,682)	(98,895)

Total liabilities and capital	$1,674,338	$1,658,511

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

	December 31, 2003 (unaudited)	December 31, 2002 (unaudited)
Revenues:
Gaming	$274,066	$255,373
Food and beverage	22,574	21,852
Hotel	12,963	12,722
Retail, entertainment and other	24,974	20,666

Gross revenues	334,577	310,613
Less—Promotional allowances	(28,579)	(27,607)

Net revenues	305,998	283,006

Operating costs and expenses:
Gaming	156,862	145,011
Food and beverage	14,265	13,521
Hotel	3,725	2,839
Retail, entertainment and other	11,715	9,835
Advertising, general and administrative	43,464	41,185
Depreciation and amortization	23,427	23,019

Total operating costs and expenses	253,458	235,410

Income from operations	52,540	47,596

Other income (expense):
Accretion of discount to the relinquishment liability	(7,485)	(8,398)
Interest income	34	89
Interest expense	(19,001)	(18,918)
Other income (expense), net	21	(112)

Total other expense	(26,431)	(27,339)

Net income	$26,109	$20,257

MOHEGAN TRIBAL GAMING AUTHORITY

SELECTED FINANCIAL INFORMATION

(in thousands)

	For the Quarter Ended
	December 31, 2003 (unaudited)	December 31, 2002 (unaudited)
Operating Results:
Gross revenues	$334,577	$310,613
Net revenues	305,998	283,006
Income from operations	52,540	47,596
Net income	26,109	20,257

Other Data:
Adjusted EBITDA	$75,967	$70,615
Adjusted EBITDA margin	24.8%	25.0%

Win Per Unit Per Day:
Slot (gross)	$356	$322
Table games	3,060	3,023

Hold Percentage:
Slot (gross)	8.2%	7.8%
Table games	15.7%	16.2%

Slot Market Share:
Slot win market share	52.0%	50.2%
Slot win efficiency	108.2%	101.2%

Hotel Statistics:
Hotel occupancy %	86%	70%
Average Daily Rate (ADR)	$133	$161
Revenue Per Available Room (REVPAR)	$114	$113

Capital expenditures	$11,927	$2,529
Cash interest paid	$11,805	$15,106

Balance Sheet Data:
Total assets	$1,674,338	$1,691,139
Total debt	1,087,229	1,128,006

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Quarter Ended
	December 31, 2003 (unaudited)	December 31, 2002 (unaudited)
Operating Results:
Adjusted EBITDA	$75,967	$70,615
Depreciation and amortization	(23,427)	(23,019)
Accretion of discount to the relinquishment liability	(7,485)	(8,398)
Interest income	34	89
Interest expense, net of capitalized interest	(19,001)	(18,918)
Other income (expense), net	21	(112)

Net income	$26,109	$20,257

Adjusted EBITDA Explanation:

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to the Relinquishment Agreement, and other non-operating income/expense. The Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net revenues. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other gaming companies and therefore comparability may be limited. A further discussion of Adjusted EBITDA is included within the text of this press release.